UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 8, 2019 (July 3, 2019)
Date of Report (Date of earliest event reported)

DENTSPLY SIRONA Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16211	39-1434669
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13320 Ballantyne Corporate Place, Charlotte, North Carolina		28277-3607
(Address of principal executive offices)		(Zip Code)

(844) 546-3722
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	XRAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2019, DENTSPLY SIRONA Inc. (the “Company”) appointed Jorge M. Gomez as the Executive Vice President and Chief Financial Officer of the Company, as well as principal accounting officer for purposes of the Company’s filings with the Securities and Exchange Commission, which appointment will be effective as of Mr. Gomez’s start date with the Company which is anticipated to be on or about August 12th, 2019. Effective as of his start date, Mr. Gomez will succeed Nicholas W. Alexos to those offices.

Mr. Gomez, age 51, is currently the Chief Financial Officer of Cardinal Health, Inc., an international healthcare services and products company, a position he has held since January 2018. As a member of the Executive Committee, Mr. Gomez played a strategic role in the overall management of Cardinal Health, and the development and execution of the company’s financial strategy. Additionally, Mr. Gomez’ responsibilities included driving sustainable cash flow generation, allocating capital to maximize value creation and managing risk across the entire enterprise. Prior to serving as Cardinal’s CFO, Mr. Gomez held a variety of senior leadership roles in several segments across the company. He served as chief financial officer of the Medical segment from June 2015 through December 2017, chief financial officer of the Pharmaceutical segment from February 2012 until June 2015, and prior to that, he served as corporate treasurer, corporate controller, and head of corporate development. Before joining Cardinal Health, Mr. Gomez held multiple executive and managerial roles at General Motors, including posts in New York, Singapore, Belgium, and Brazil. He began his career with Jefferson Smurfit in their finance development program.

Under his employment letter, Mr. Gomez will serve as Executive Vice President and Chief Financial Officer of the Company. Pursuant to his employment letter, Mr. Gomez will be paid an annual base salary of $725,000, a one-time signing bonus of $500,000 (subject to repayment under certain circumstances), and a make-whole cash payment of $600,000 (subject to repayment under certain circumstances). Mr. Gomez will also be eligible to be considered for (i) a target annual bonus of 75% of his base salary (on a pro-rated basis for 2019), (ii) annual long-term incentive compensation with an expected grant date fair value of $2.1 million, (iii) a one-time equity grant with an expected grant date notional value of $2.972 million in the form of restricted stock units, vesting one-third per year over a three-year period, and (iv) a one-time award of performance restricted stock units with an expected grant date value of $3.5 million, as part of and subject to the conditions of the Company’s Performance Equity Operating Margin Improvement Program. Any awards contemplated by the foregoing clauses (ii), (iii) and (iv) shall be granted under the Company’s 2016 Omnibus Incentive Plan, as amended. Additionally, the employment letter provides that Mr. Gomez is eligible to participate in the Company’s executive benefits program, including relocation benefits, insurance benefits, and the Company’s 401(k) and retirement plans.

Under his employment letter, if his employment is terminated by the Company without cause, then Mr. Gomez would be entitled to severance benefits equal to the sum of (x) one year of base salary, (y) one year of bonus payments paid at target, and (z) the cost of medical and dental benefits for up to twelve months following his termination date, subject to the execution of a release of claims and certain other terms and conditions.

Mr. Gomez will also be generally subject to certain confidentiality obligations and two-year noncompetition/nonsolicitation restrictions following a termination of his employment.

Item 7.01 Regulation FD Disclosure.

On July 8, 2019, the Company issued a press release announcing the appointment of Mr. Gomez. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

The information furnished in Items 7.01 and 9.01 to this Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	DENTSPLY SIRONA Inc. press release, dated July 8, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENTSPLY SIRONA Inc.

	By:	/s/ Keith J. Ebling
Keith J. Ebling, Executive Vice President,
General Counsel and Secretary

Date: July 8, 2019